EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CALIFORNIA RESOURCES CORPORATION
California Resources Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 23, 2014 under the name California Resources Corporation (I). The Certificate of Incorporation of the Corporation was thereafter amended and restated on May 8, 2014, November 24, 2014 and May 31, 2016 (the “May 31, 2016 Certificate of Incorporation”).
2.    This Amended and Restated Certificate of Incorporation, which restates and amends the May 31, 2016 Certificate of Incorporation, has been duly executed and acknowledged by the officers of the Corporation and duly adopted in accordance with Sections 242, 245 and 303 of the DGCL and that certain Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code attached as Exhibit A to the Findings of Fact, Conclusions of Law and Order (I) Approving the Debtors’ Disclosure Statement, (II) Confirming the Debtors’ Joint Plan of Reorganization, and (III) Approving the Assumption and Performance Under (A) the Backstop Commitment Agreement and (B) the Restructuring Support Agreement [Docket No. 626] (the “Plan”), entered in the chapter 11 cases of California Resources Corporation et al. in the United States Bankruptcy Court for the Southern District of Texas, Case No. 20-33568 (DRJ) (as it may be amended, modified or supplemented from time to time in accordance with the Plan).
3.    The May 31, 2016 Certificate of Incorporation is hereby amended and restated in its entirety, effective as of October 27, 2020, to read as follows:
FIRST: The name of the corporation is California Resources Corporation (hereinafter, the “Corporation”).
SECOND: The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808 in New Castle County, Delaware. The name of its registered agent at such address is Corporation Service Company.
THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it currently exists or may hereafter be amended.

FOURTH: The total number of shares of all classes of stock the Corporation shall have authority to issue is 220,000,000 shares of stock, consisting of (i) 20,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and (ii) 200,000,000 shares of common stock, par value $0.01 per share (“Common Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.
The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:
1.    Provisions Relating to Preferred Stock.
(a)    Shares of Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the board of directors of the Corporation (the “Board of Directors”) and set forth on a certificate of designations filed pursuant to and in accordance with the DGCL (a “Preferred Stock Designation”).
(b)    Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of shares of Preferred Stock, without stockholder approval, from time to time in one or more series, and, with respect to each such series of Preferred Stock, to fix by a resolution or resolutions from time to time adopted by the Board of Directors providing for the issuance of such series of Preferred Stock, the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to such series of the Preferred Stock, including, but not limited to, the following:
(i)    whether or not the series is to have voting rights, full, special or limited, or is to be without voting rights, and whether or not such series is to be entitled to vote as a separate series either alone or together with the holders of one or more other classes or series of stock;
(ii)    the number of shares to constitute the series and the designations thereof and whether to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL;
(iii)    the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;
(iv)    whether or not the shares of any series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;
(iv)    whether or not the shares of a series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;
(vi)    the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;
(vii)    the preferences, if any, and the amounts thereof which the holders of any series thereof shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation;
(viii)    whether or not the shares of any series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and
(ix)    such other powers, preferences, rights, qualifications, limitations and restrictions with respect to any series as the Board of Directors may deem advisable.
(c)    The powers, preferences, rights, qualifications, limitations and restrictions with respect to each series of the Preferred Stock may vary from those of any other series of Preferred Stock in any or all of the foregoing respects.
2.    Provisions Relating to Common Stock.
(a)    Each share of Common Stock of the Corporation shall have identical powers, rights and privileges in every respect. The powers, rights and privileges of the shares of Common Stock shall be subject to the express terms of the Preferred Stock and any series of Preferred Stock. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders and the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes.

(b)    Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.
(c)    Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive ratably in proportion to the number of shares of Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.
(d)    In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. A liquidation, dissolution or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.
(e)    The Corporation shall not issue nonvoting equity securities; provided, however, the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Amended and Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.
FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
1.    Provisions Relating to Board Composition. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the number of directors shall initially be nine and shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, if any, the directors shall be elected annually at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, retirement, resignation, disqualification or removal. There shall be no cumulative voting in the election of directors.

Election of directors need not to be by written ballot unless the bylaws of the Corporation (the “Bylaws”) so provide.
2.    Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board of Directors that results from the death, retirement, resignation, disqualification or removal of any director or from any other cause may only be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.
3.    Removal of Directors. Any director may be removed at any time (a) for cause upon the affirmative vote of the holders of at least a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors or (b) without cause upon the affirmative vote of the holders of at least 75 % in voting power of the outstanding shares of stock of the Corporation entitled to vote generally for the election of directors, in the case of each of (a) and (b), acting at a meeting of the stockholders in accordance with the DGCL, this Amended and Restated Certificate of Incorporation and the Bylaws.
4.    Director Disqualification. A director who, at the time of taking office as a director, is an employee of the Corporation or any subsidiary of the Corporation (an “Employee Director”) shall cease to be qualified to serve as a director, shall have his or her term of office automatically terminate and shall automatically cease to be a director without any action on the part of the stockholders or the other members of the Board of Directors, if such person ceases to be an employee of the Corporation or any one of its subsidiaries, with the disqualification of such director and the automatic termination of his or her term of office to take place upon the earliest of (a) such director’s cessation of employment, (b) delivery by such Employee Director to the Corporation, or such subsidiary or subsidiaries, as the case may be, of a notice of resignation of employment or (c) delivery by the Corporation or one of its subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment; provided, however, the foregoing provisions of this Section 4, including the disqualification and automatic termination provisions thereof, shall have no force and effect with respect to any Employee Director if the Board of Directors determines that they shall have no force and effect with respect to such Employee Director prior to the earliest of (a), (b) or (c) above; provided, further, that if the Board of Directors makes such determination with respect to the Chief Executive Officer, there must exist a vacancy on the Board of Directors or the Board of Directors must also have the authority to increase the number of directors serving on the Board of Directors by one.
5.    Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article Fourth, and such directors so elected shall not be subject to the provisions of this Article Fifth unless otherwise provided therein.

SIXTH: Subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly held annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.
SEVENTH: Subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the the Chairman of the Board or the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors then in office. Stockholders may not call or request special meetings of stockholders of the Corporation.
EIGHTH: In furtherance of, and not in limitation of, the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend, restate or repeal the Bylaws. The Bylaws shall not be altered, amended, restated or repealed by the stockholders of the Corporation except by the vote of holders of at least a majority in voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class.
NINTH:
1.    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination or limitation of liability is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable for monetary damages as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further eliminates or limits the liability of a director.
2.    The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The right to indemnification conferred in this Article Ninth shall be a contract right and shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under the Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be director or officer, or has ceased to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the heirs, executors and administrators of such a person.
3.    The Corporation may, by action of its Board of Directors, provide indemnification to such other of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

4.    Any amendment, repeal or modification of this Article Ninth shall be prospective only and shall not affect any limitation of liability of a director for acts occurring or omissions prior to the date of such amendment, repeal or modification.
5.    If any provision or provisions of this Article Ninth shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article Ninth (including, without limitation, each portion of any Section of this Article Ninth containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article Ninth (including, without limitation, each such portion of any Section of this Article Ninth containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision or provisions held invalid, illegal or unenforceable.
TENTH: Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws (and in addition to any other vote that may be required by law, this Amended and Restated Certificate of Incorporation or the Bylaws), the approval by a majority of the directors then in office and the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, in addition to any vote of holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation, shall be required to amend, alter, restate or repeal any provision of this Amended and Restated Certificate of Incorporation; provided, further, that any alteration, amendment, repeal or restatement of Article Fifth, Article Sixth, Article Seventh, this Article Tenth, Article Eleventh or Article Twelfth shall require the affirmative vote of the holders of at least 75% in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, in addition to any vote of holders of any class or series of stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation and the approval by a majority of the directors then in office.
ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any current or former director, officer, employee or agent of the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. To the fullest extent permitted by law, any person or entity purchasing or otherwise holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eleventh. For the avoidance of doubt, this Article Eleventh shall not apply to any action or proceeding asserting a claim under the Securities Act of

1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
TWELFTH: Section 203 of the DGCL shall apply to the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 27th day of October, 2020.

CALIFORNIA RESOURCES CORPORATION

By: /s/ Francisco Leon
Name:    Francisco Leon
Title:    Executive Vice President and Chief Financial Officer

[Signature Page to Amended and Restated Certificate of Incorporation]